Exhibit 99.1

PRESS RELEASE

INX Announces CFO Change

DALLAS--INX Inc. (OTC: INXI)--June 16, 2011

INX Inc. (the “Company”) today announced that Philip Rydzewski resigned as the Company’s Chief Financial Officer effective June 14, 2011.  Mr. Rydzewski joined the Company as Chief Financial Officer in late 2010 and helped guide the Company through the completion of its recent financial restatement.

James Long, the Company’s Executive Chairman expressed his appreciation for the contribution made by Mr. Rydzewski, stating, “Phil worked tirelessly on behalf of the Company, often times seven days a week and away from his family to get the restatement completed.  His leadership of the restatement process and his accounting and financial reporting expertise were critical in bringing the restatement effort to closure.  We are grateful for Phil’s contribution and wish him well as he pursues the next opportunity in his career.”

Pending the appointment of a new Chief Financial Officer, the Board of Directors has named James Long, the Company’s Executive Chairman, as acting CFO.  Mr. Rydzewski has agreed to assist the Company with the transition of his financial responsibilities.

ABOUT INX INC.:

INX Inc. (OTC: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX believes it is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.inxi.com.

CONTACT:

James Long, Executive Chairman
INX Inc.
(469) 549-3800
Jim.Long@INXI.com